Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2013 (except for Note 3 and Note 19, as to which the dates are February 21, 2014 and May 9, 2014, respectively) relating to the 2012 and 2011 consolidated financial statements of AK Steel Holding Corporation appearing in the Current Report on Form 8-K of AK Steel Holding Corporation dated May 9, 2014.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
November 4, 2014